Exhibit 4.6

PMA CAPITAL CORPORATION

TO

U.S. BANK NATIONAL ASSOCIATION, TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 15, 2004

$57,500,000

8.50% MONTHLY INCOME SENIOR NOTES

DUE JUNE 15, 2018

TABLE OF CONTENTS1

1 This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”) is made as of the 15th day of November, 2004, by and between PMA CAPITAL CORPORATION, a company duly organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the “Company”), having its principal executive office located at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (hereinafter called the “Trustee”), having its Corporate Trust Office located at 225 Asylum Street, Hartford, Connecticut 06103.

WITNESSETH:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of October 21, 2002 (the “Original Indenture”), and the Second Supplemental Indenture, dated June 5, 2003 (the “Second Supplemental Indenture”) establishing the terms of the Company’s 8.50% Monthly Income Senior Notes due 2018 (the “Senior Notes”), with U.S. Bank National Association;

WHEREAS, the Original Indenture as amended and supplemented by the Second Supplemental Indenture and this Third Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Second Supplemental Indenture provides that the Company will not create any Indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any of the Company’s Significant Subsidiaries without making effective provision for equal and ratable security for the Senior Notes;

WHEREAS, the Company desires to provide equal and ratable security for the Senior Notes and the Indenture provides that the Company and the Trustee may enter into a supplemental indenture to provide security for the Senior Notes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions
Section 1.01  Definitions.

The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Collateral Agent” means, U.S. Bank National Association, in its capacity as collateral agent under the Collateral Agent Agreement and its permitted successors and assigns.

“Collateral Agent Agreement” means the Collateral Agent Agreement dated as of November 15, 2004 by and among the Company, U.S. Bank National Association, as Collateral Agent, the Trustee for the Senior Notes, the trustee for the New Debentures, the trustee for the 144A Debentures and the trustee or other authorized representative for other secured Indebtedness in accordance with the terms of the Original Indenture, as such may be amended from time to time in accordance with the terms of the Original Indenture and the Collateral Agent Agreement.

“Net Cash Proceeds” means with respect to any sale of Capital Stock, cash proceeds of such sale net of attorneys’ fees, accountants’ fees, underwriting or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such sale and net of taxes paid or payable as a result thereof, as and where received.

“Pooled Companies” means (Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company).

“Securities” means, for the purpose of this Third Supplemental Indenture only, the Senior Notes.

Section 1.02  Certain Terms Defined in the Indenture.

(a)  Definitions of the following terms in this Third Supplemental Indenture may be found in the Sections of this Third Supplemental Indenture where indicated as follows:

Term	Defined in Section

“144A Debentures”	Section 1.03(a) of this Third Supplemental Indenture

“Additional Collateral”	Section 1.03(a) of this Third Supplemental Indenture
“A.M. Best”	Section 1.03(a) of this Third Supplemental Indenture
“Collateral”	Section 1.03(a) of this Third Supplemental Indenture

“Collateral Companies”	Section 1.03(a) of this Third Supplemental Indenture
“Indenture”	Recitals of this Third Supplemental Indenture
“Original Indenture”	Recitals of this Third Supplemental Indenture
“New Debenture”	Section 1.03(a) of this Third Supplemental Indenture

“Released Interest”	Section 1.04 of the Third Supplemental Indenture

“Third Supplemental Indenture”	Recitals of this Third Supplemental Indenture

Section 1.03   Grant of Security Interest in Collateral and Additional Collateral.

(a)  The Company does hereby grant to the Trustee, as trustee for the benefit of the Holders of the Senior Notes, a first priority Lien and security interest, equal and ratable with a Lien and security interest in favor of the trustee for the holders of the Company’s $84,140,000 6.50% Senior Secured Convertible Debentures due 2022 (the “New Debentures”) and the trustee for the holders of the Company’s $15,000,000 6.50% Senior Secured Convertible Debentures due 2022 (the “144A Debentures”), in and to 20% of the outstanding Capital Stock of the Company’s Significant Subsidiaries (such companies, collectively, the “Collateral Companies”), and all rights and privileges of the Company with respect thereto, including all dividends, distributions and other payments with respect thereto and in and to all proceeds thereof (the “Collateral”) to have and to hold in trust to secure the payment of principal of and premiums, if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts, including fees and expenses of the Collateral Agent, due and owing to the Trustee) owing in respect of the Senior Notes, equally and ratably with the New Debentures and the 144A Debentures, without prejudice, preference, priority or distinction, except as expressly provided in the Indenture (and the indenture for the New Debentures and the indenture for the 144A Debentures), and to secure performance by the Company of all the Company’s obligations under the Indenture (equally and ratably with the Company’s obligations with respect to the New Debentures and the 144A Debentures), all as provided for in this Indenture (and the indenture for the New Debentures and the indenture for the 144A Debentures). Additionally, if the financial strength ratings of the Pooled Companies from A.M. Best Company, Inc. (“A.M. Best”) are not at least “A-” on December 31, 2005, or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced to below “B++” prior to December 31, 2005, the Company does hereby grant to the Trustee, as trustee for the benefit of the Holders of the Senior Notes, a first priority Lien and security interest, equal and ratable with a Lien and security interest in favor of the trustee for the holders of the New Debentures and the trustee for the holders of the 144A Debentures, in and to the remaining outstanding Capital Stock of the

Collateral Companies and all rights and privileges of the Company with respect thereto, including all dividends, distributions and other payments with respect thereto and all proceeds thereof, (“Additional Collateral”) to have and to hold in trust to secure the payment of principal of and premiums if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts, including fees and expenses of the Collateral Agent, due and owing to the Trustee) owing in respect of the Senior Notes, equally and ratably with the New Debentures and the 144A Debentures, without prejudice, preference, priority or distinction, except as expressly provided in the Indenture (and the indenture for the New Debentures and the indenture for the 144A Debentures), and to secure performance by the Company of the Company’s obligations under this Indenture (equally and ratably with the Company’s obligations with respect to the New Debentures and the 144A Debentures) with respect to the Senior Notes, the New Debentures and the indenture for the 144A Debentures, all as provided for under the Indenture (and the indenture for the New Debentures and the indenture for the 144A Debentures).

The Trustee, as trustee on behalf of the Holders of the Senior Notes, acknowledges this grant, accepts the trusts hereunder in accordance with the provisions hereof and agrees to perform its duties herein required and agrees that, the Trustee holds the Collateral and the Additional Collateral in trust for the benefit of the Holders of the Senior Notes.

(b)  The Company will file and the Trustee and the Collateral Agent are hereby authorized to file such financing statements and continuation statements, and perform such acts necessary or desirable to perfect and maintain a first priority security interests in the Collateral and the Additional Collateral granted in Section 1.03(a) of this Indenture. In the case of any Additional Collateral, the Company shall do all such things within 90 days of December 31, 2005 or such earlier date as the financial strength ratings of the Pooled Companies from A.M. Best are reduced to below B++.

(c)  If any provisions of the Collateral Agent Agreement limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act will control.

(d)  As more fully set forth in, and subject to the provisions of, the Collateral Agent Agreement, the Holders, and the Trustee and the Collateral Agent on behalf of such Holders, will have rights in and to the Collateral and the Additional Collateral that are subject to the rights that have been or may be created in favor of the holders of the New Debentures and the holders of the 144A Debentures.

(e)  As among the Holders, the Collateral and the Additional Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

(f)  In the event the Trustee acts as Collateral Agent, the Trustee (i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Collateral Agent Agreement and (ii) shall not be liable to the Holders for any such action or inaction. The rights and interests created under this Indenture shall be subject to the terms of the Collateral Agent Agreement.

(g)  The Company will do or cause to be done all such acts and things as may be required by the provisions of the Collateral Agent Agreement to which it is a party, to assure and confirm to the Trustee and the Collateral Agent, the Liens on the Collateral and the Additional Collateral contemplated by the Indenture and the Collateral Agent Agreement to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Senior Notes secured thereby, as applicable, according to the intent and purposes herein and therein expressed. The Company will take all actions required pursuant to the Indenture and the Collateral Agent Agreement to cause the Liens created pursuant to the Indenture to be valid, enforceable and perfected (except as expressly provided therein) Liens in and on all the Collateral and the Additional Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Senior Notes, the holders of the Company’s New Debentures and the holders of the Company’s 144A Debentures. With respect to any proceeds that are cash or cash equivalents, the Company shall deposit such proceeds into an account under the control of the Collateral Agent in accordance with the provisions of the Collateral Agent Agreement.

Section 1.04  Release of Security Interest in Collateral and Additional Collateral.

(a)  Additionally, in the event of a sale or other disposition of Collateral (or Additional Collateral) in compliance with the provisions of Section 3.04 of the indenture pursuant to which the New Debentures were issued and the provisions of Section 3.04 of the indenture pursuant to which the 144A Debentures were issued, the Liens securing the Senior Notes, the New Debentures and the 144A Debentures will automatically terminate as to the assets sold on the date of their sale and as to the Net Cash Proceeds at the close of business on the Business Day immediately prior to any Asset Sale Purchase Date (as defined in the indenture under which the New Debentures and the indenture under which the 144A Debentures were issued).

The Company shall have the right to obtain automatic release of items of Collateral (and Additional Collateral) (the “Released Interest”) securing the Senior Notes, the New Debentures and the 144A Debentures upon compliance with the condition that the Company deliver to the Trustee and the Collateral Agent the following:

(i)  a notice from the Company requesting the release of the Released Interest describing the proposed Released Interest and certifying that the conditions to an Asset Sale (as defined in the indenture under which the New Debentures and the indenture under which the 144A Debentures were issued) in the indenture for the New Debentures and the indenture for the 144A Debentures have been met; and

(ii)  an Officers’ Certificate stating that:

(1)  (a) such Asset Sale of Collateral or Additional Collateral does not include the sale of assets other than the Released Interest and (b)

such Asset Sale complies with the terms and conditions of Section 3.04 of the indenture for the New Debentures and Section 3.04 of the indenture for the 144A Debentures with respect to Asset Sales;

(2)  all conditions precedent in the Indenture relating to the release in question have been complied with; and

(3)  no Default or Event of Default has occurred or would occur immediately prior to or immediately after such release;

(iii)  all documentation necessary to evidence the grant to the Trustee (or any collateral agent), on behalf of the Holders of the Senior Notes and perfection of a security interest in and Lien (of the same priority as the Lien on the assets subject to the Asset Sale) on all consideration other than Net Cash Proceeds received in such Asset Sale, if any, equal and ratable with a security interest in and Lien on such consideration in favor of the trustee for the holders of the New Debentures and the trustee for 144A Debentures; and

(iv)  all documentation required by the Trust Indenture Act prior to the release of Collateral and the Additional Collateral by the Trustee.

(b)  Any automatic release of items of Collateral (and Additional Collateral) securing the Senior Notes and the New Debentures and the 144A Debentures made in compliance with the provisions of this Section 1.04 shall not be deemed to impair the security under this Third Supplemental Indenture in contravention of the provisions hereof.

Section 1.05  Authorization of Actions to be Taken by Collateral Agent Under the Collateral Agent Agreement.

The Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Trustee and the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Agent Agreement and (b) collect and receive any and all amounts payable in respect of the obligations of the Company hereunder. The Trustee, directly or through the Collateral Agent, shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral and the Additional Collateral by any acts that may be unlawful or in violation of the Collateral Agent Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral and the Additional Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 1.06  Authorization of Receipt of Funds by the Trustee Under the Collateral Agent Agreement.

The Trustee, directly or through Collateral Agent, is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agent Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Collateral Agent Agreement.

Section 1.07  Authorization of Trustee to Enter into the Collateral Agent Agreement.

The Trustee, hereby agrees that it shall, upon the written request of the Company, enter into the Collateral Agent Agreement appointing a Collateral Agent to hold and enforce rights against the Collateral and Additional Collateral on behalf of the Trustee, the trustee for the Company’s New Debentures and the trustee for the Company’s 144A Debentures. The Trustee and the Company may enter into amendments to the Collateral Agent Agreement without the consent of the Holders; provided, however, that the consent of the Holders shall be required for any amendment that would adversely affect the Holders’ rights in the Collateral or Additional Collateral.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01  Recitals by Company.

The recitals in this Third Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Senior Notes and of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 2.02  Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.03  Executed in Counterparts.

This Third Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

PMA CAPITAL CORPORATION

By:	/s/William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
Michael M. Hopkins
Vice President